EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Timeline, Inc.:

As independent public accountants, we hereby consent to the incorporation of our report included in this annual report on Form 10-KSB of Timeline, Inc, into the previously filed Registration Statements on Form S-8 (Nos. 333-4386 and 333-2190) of Timeline, Inc.

/s/ WILLIAMS & WEBSTER, P.S.

Certified Public Accountants
Spokane, Washington
June 27, 2005